Exhibit 10.57

Vertex Pharmaceuticals Non-Employee Board Compensation

Annual Retainer:	$50,000

Committee Chair Compensation
Audit & Finance Committee Chair	$25,000 annual retainer

Corporate Governance & Nominating Committee Chair	$20,000 annual retainer

Management Development & Compensation Committee Chair	$20,000 annual retainer

Science & Technology Committee Chair	$12,500 annual retainer

Committee Membership Fees (Non-Chairs):	$5,000 annually per committee membership

Lead Independent Director Compensation:	$25,000 annual retainer

Equity Grants
Upon first election to the Board, 30,000 options, vesting quarterly over four years; and
On June 1 of each year in service, 20,000 fully vested options.
On June 1 of each year, 2,500 fully vested options for the Chairman of the Board, if independent, or the Lead Independent Director.